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                                                                    Exhibit 99.1

                                          NMT MEDICAL, INC.
                                          27 WORMWOOD STREET
                                          BOSTON, MA 02210-1625
                                          (NASDAQ/NMS:NMTI)


AT THE COMPANY                AT THE FINANCIAL RELATIONS BOARD/BSMG WORLDWIDE
--------------                -----------------------------------------------
Richard E. Davis              General Info:  Paula Schwartz
Vice President and CFO        Analyst Info:  Julie Tu
(617) 737-0930                Media Info:    Dave Closs
                              (212) 661-8030


            NMT MEDICAL ANNOUNCES RESULTS OF ITS 2001 ANNUAL MEETING
            --------------------------------------------------------


BOSTON, MA, JUNE 8, 2001 --NMT Medical, Inc. (Nasdaq/NMS: NMTI) announced today the results of its 2001 Annual Meeting of Stockholders, which was held yesterday, June 7, 2001, at 1:30 p.m., Eastern Daylight Time, at the World Trade Center, 164 Northern Avenue, Boston, Massachusetts.

Specifically, the stockholders elected current directors John E. Ahern, Robert
G. Brown, Cheryl L. Clarkson, R. John Fletcher, James E. Lock, M.D., Francis J. Martin and Morris Simon, M.D. Additionally, the Company's 1996 Stock Option Plan for Non-Employee Directors was amended, the Company's 2001 Employee Stock Purchase Plan and 2001 Stock Incentive Plan were approved and the appointment of Arthur Andersen LLP as the Company's independent public accountants for the current year was ratified.

Those attending the meeting had an opportunity to hear Mr. Ahern, NMT Medical's, President and Chief Executive Officer, review the progress of the Company during the past several months and discuss the Company's strategic and operational objectives for the future.

The record date for stockholders to vote at the Annual Meeting was April 23, 2001. A formal meeting notice, agenda and proxy card were mailed along with the Company's proxy statement and 2000 annual report in early May.

The Company also reported that on June 1, 2001, C. Leonard Gordon resigned from the Board of Directors of NMT Medical, Inc. citing differences with Company management and the Board concerning the strategic direction of the Company as the reason for his resignation. Mr. Gordon was not a nominee of the Board of Directors for election at the annual meeting.

NMT Medical designs, develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive

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procedures.  The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's cardiovascular business unit provides the interventional cardiologist, interventional radiologist, and vascular surgeon with proprietary catheter-based implant technologies that minimize or prevent the risk of embolic events. The cardiovascular business unit also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. The NMT neurosciences business unit serves the needs of neurosurgeons with a range of implantable and single-use products, including cerebral spinal fluid shunts, external drainage products, and the Spetzler(TM) Titanium Aneurysm Clip.